Exhibit 99.2

Csr Third quarter results Joep van Beurden, CEO | Will Gardiner, CFO 23 October 2012

Cautionary note regarding forward looking statements This presentation contains, or may contain, „forward looking statements? in relation to the future financial and operating performance and outlook of CSR and the transaction with Samsung Electronics and the proposed return of capital to shareholders (the „Transactions?), as well as other future events and their potential effects on CSR. Generally, the words „will?, „may?, „should?, „continue?, „believes?, „targets?, „plans?, „expects?, „estimates?, „aims?, „intends?, „anticipates?, or similar expressions or negatives thereof identify forward-looking statements. Forward-looking statements include statements relating to the following: (i) expected developments in our product portfolio, expected revenues, expected annualised operating costs savings, expected future cash generation, expected future design wins and increase in market share, expected timing of product releases and expected timing of product development milestones, expected incorporation of our products in those of our customers, adoption of new technologies, the expectation of volume shipments of our products, expected product markets and their expansion or contraction, opportunities in our industry and our ability to take advantage of those opportunities, the potential success to be derived from strategic partnerships, the potential impact of capacity constraints, the effect of our financial performance on our share price, the impact of government regulation, expected performance against adverse economic conditions, and other expectations and beliefs of our management; and (ii) the expected benefits, synergies, savings and timing of the Transactions. Actual results and developments could differ materially from those expressed or implied by these forward looking statements as a result of numerous risks and uncertainties. These factors include, but are not limited to: the ability to realize the expected benefits, synergies and savings from the Transactions in the amounts or in the timeframe anticipated; a continuing or worsening economic downturn, which could reduce demand for consumer products; risks associated with the development of new products in response to market demand and CSR?s ability to ensure timely delivery of such products; increased expenses associated with new product introductions, masks, or process changes; risks relating to forecasting consumer demand for and market acceptance of CSR?s products and the products that use CSR?s products; declines in the average selling prices of CSR?s products; cancellation of existing orders or the failure to secure new orders; risks associated with securing sufficient capacity from the third-parties that manufacture, assemble and test CSR?s products and other risks relating to CSR?s fabless business model; difficulties related to distributors who supply our products to customers; risks associated with existing or future litigation, including the risk that the Company will be enjoined from shipping or selling its products; errors or failures in the hardware or software components of CSR?s products; risks associated with acquiring and protecting intellectual property and other commercially sensitive information; the cyclicality of the semiconductor industry; the potential for disruption in the supply of wafers or assembly or testing services due to changes in business conditions, natural disasters, terrorist activities, public health concerns or other factors; CSR?s ability to manage past and future acquisitions and realise the expected commercial benefits and synergies from such acquisitions in the amounts or timeframes anticipated; CSR?s ability to attract and retain key personnel, including engineers and technical personnel; the difficulty in predicting future results; and other risks and uncertainties discussed, without limitation, under the heading “Risk Factors” in our 2011 Annual Report filed on Form 20-F and other filings with the US Securities and Exchange Commission. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this announcement. Neither CSR nor any other person undertakes any obligation to update or revise publicly any of the forward-looking statements set out herein, whether as a result of new information, future events or otherwise, except to the extent legally required. THIS PRESENTATION IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL ANY CSR PLC ORDINARY SHARES OR AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES (TOGETHER, THE “SECURITIES”). THE RETURN OF CAPITAL DESCRIBED IN THIS PRESENTATION HAS NOT BEEN IMPLEMENTED AND THE POTENTIAL TENDER OFFER HAS NOT COMMENCED. IF THE RETURN OF CAPITAL IS EFFECTED BY MEANS OF A TENDER OFFER, CSR PLC WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) UPON THE COMMENCEMENT OF SUCH TENDER OFFER. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE MAKING ANY DECISION TO TENDER THE SECURITIES IN THE POTENTIAL TENDER OFFER. IF THE TENDER OFFER IS COMMENCED, THESE MATERIALS, AS WELL AS ANY UPDATES TO THEM OR OTHER DOCUMENTS FILED WITH THE SEC, WILL BE MADE AVAILABLE TO ALL CSR PLC SHAREHOLDERS AND HOLDERS OF AMERICAN DEPOSITARY SHARES AT NO EXPENSE TO THEM BY CONTACTING CSR PLC OR THROUGH CSR PLC?S WEBSITE WWW.CSR.COM. IN ADDITION, ALL SUCH MATERIALS (AND ALL OTHER TENDER OFFER DOCUMENTS FILED WITH THE SEC) WILL BE AVAILABLE AT NO CHARGE AT THE SEC?S WEBSITE AT WWW.SEC.GOV. Page 2 csr

Third quarter 2012 results: agenda Q3 2012 performance Joep van Beurden, CEO Financial review Will Gardiner, CFO Company Structure and Financial Metrics Will Gardiner, CFO Outlook Joep van Beurden, CEO Q&A Joep van Beurden, CEO Will Gardiner, CFO Page 3 csr

Key messages Financial performance ?Q3 revenues $282.7m above top end of guidance ?Growth in Automotive business line and Voice & Music ?Good underlying gross margins of 50.4% in Q3 2012 (Q3 2011: 49.2%) Revenue momentum in platform strategy Growing pipeline of Tier One automotive in-dash design wins for SiRFprimaII™ automotive infotainment and navigation platform ?Engaged with multiple ODMs building Bluetooth Smart mice and keyboards ?aptX® has 13 new licensees taking total to 103 ?Platform-related revenue in Q3 2012, 61% of total revenue (Q3 2011: 51%) Focus on returns ?Samsung transaction closed on 4 October 2012 Tender offer of up to $285m planned in Q4 2012 Page 4 csr

Core: Auto Business – including automotive and PND Revenues Q3 2012 $56.9m Q3 2012 Automotive revenue $44.4m, up 17% from Q3 2011 ?Q3 PND revenue down 36% to $12.5m, from Q3 2011 Platform progression ??Growing pipeline of Tier One automotive in-dash design wins Growing Wi-Fi® pipeline expected to contribute significantly to growth in 2013 Introduced SiRFatlasVI™, the latest generation of our mainstream Auto Infotainment system-on-a -chip Auto Business Millions $70 $60 $10.5 $50 $19.6 $12.5 $40 $30 $49.6 $44.4 $20 $37.9 $10 $0 Q3 2011 Q2 2012 Q3 2012 Automotive PND Page 5 csr

Core: Consumer Bus. –inc gaming, printers, cameras, BT Smart and location platforms Revenues Q3 2012 $77.8m ??Q3 2012 revs $77.8m up 61% (Q3 2011: $48.2m) ??Gaming revenues reduced but stabilising ??Cameras: softening end markets and increased competition expected in 2013 Platform progression ??Bluetooth® Smart TV remote control demonstrated at IBC 2012 show Design win momentum ??Engaged with multiple ODMs building Bluetooth Smart mice and keyboards ?Bluetooth Smart shipping to Nike Consumer Business Millions $90 $80 $70 $60 $50 $40 $77.8 $71.1 $30 $48.2 $20 $10 $0 Q3 2011 Q2 2012 Q3 2012 Page 6 csr

Core: Voice & Music Revenues Q3 2012 $53m ??Q3 2012 revenue $53m up 15% y-on-y (Q3 2011: $45.9m) Platform progression ?aptX® has 103 licensees, enhancing V&M platform Design win momentum ?SIG stereo product registrations with CSR product in Q3 2012 of 278 (Q2 2012: 157) Voice & Music Business Millions $60 $50 $40 $30 $47.8 $53.0 $45.9 $20 $10 $0 Q3 2011 Q2 2012 Q3 2012 Page 7 csr

Legacy: Handset and Home Entertainment Revenues Q3 2012 $95m ?Handset Q3 2012 revenue $63m down 19% relative to Q3 2011 ?Home Entertainment Q3 2012 revenue $32.3m (Q3 2011:$15.2m) Cellular baseband partnership ramping strongly in feature phones in China Legacy Product Group Millions $100 $90 $80 $70 $60 $50 $91.7 $95.0 $87.5 $40 $30 $20 $10 $0 Q3 2011 Q2 2012 Q3 2012 Page 8 csr

Third quarter 2012 financial review Will Gardiner, Chief Financial Officer

Financial highlights Q3 revenues above management guidance Q3 2012 revenue $282.7m (Q3 2011: $243.3m) ??Q3 underlying gross margin above target mid-point Q3 2012 underlying gross margin of 50.4% (Q3 2011:49.2%) ??Stable underlying earnings per share Underlying Q3 2012 EPS of $0.13 per share (Q3 2011: $0.13) ??Strong net cash position Net funds $294.2m at 28 September 2012 Page 10 csr

Q3 financial highlights

	Q3 2012	Q3 2011	Change Q3 2011 to Q3 2012
Revenue	**$282.7m**	$243.3m	16.2%
Underlying gross margin	**50.4%**	49.2%	1.2%
Underlying gross profit	**$142.6m**	$119.6m	19.2%
Underlying R&D expenditure	**$66.9m**	$58.3m	14.8%
Underlying SG&A expenditure	**$43.5m**	$37.0m	17.6%
Underlying operating profit	**$32.2m**	$24.3m	32.5%
Operating margin	**11.4%**	10.0%	1.4%
Underlying diluted earnings per share	**$0.13**	$0.13	$0.00

Underlying results are based on IFRS, adjusted for amortisation of intangibles (Q3 2012: $4.7m, Q3 2011: $4.5m), fair value adjustments to inventory (Q3 2012: $nil, Q3 2011: $13.3m), share option charges (Q3 2012: $6.3m, Q3 2011: $4.7m), acquisition or disposal fees (Q3 2012: $5.4m, Q3 2011: $4.0m), integration & restructuring costs (Q3 2012: $9.7m, Q3 2011: $5.4m), provision for litigation (Q3 2012: $8.0m, Q3 2011: $nil) the unwinding of discount on litigation settlements (Q3 2012: $0.5m, Q3 2011: $0.6m), the recognition of tax losses brought forward (Q3 2012: $nil, Q3 2011: $12.9m) and the deferred tax effect of change in tax rate (Q3 2012: $0.0m, Q3 2011: $nil).

Underlying diluted earnings per share also adds back the tax effects associated with the above items.

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Underlying gross margins and ongoing core business gross margins 57.6% 58.0% 57.6% Ongoing Core Business Current Business 52.0% 51.0% 50.4% 50.6% 49.8% 49.1% 49.2% Q1 2011 Q2 2011 Q3 2011 Q4 2011 Q1 2012 Q2 2012 Q3 2012 The „Ongoing Core Business? gross margins for Q1 2012 and Q2 2012 have been restated from those previously reported in Q2 2012. Gross margins for handset location (component) revenues, previously reported within the Consumer business line, are now reported as part of Legacy products. Page 12 csr

Delivering on underlying cost reductions 70.8 67.8 66.9 Q1 2012 Q2 2012 Q3 2012 R&D ($m) 44.3 43.9 43.5 Q1 2012 Q2 2012 Q3 2012 SG&A ($m) Page 13 csr

Working capital analysis Inventory Days 77 79 62 Q3 2011 Q2 2012 Q3 2012 Increased shipments at end of Q3 2012 Debtor Days 35 35 36 Q3 2011 Q2 2012 Q3 2012 Continued strong cash collection Page 14 csr

Strong cash position $m Q3 2012 Q3 2011 Change Free cash flow 19.5 0.3 19.2 Other 0.3 1.2 (0.9) Taxation (0.3) (1.2) 0.9 Acquisition of subsidiary—(93.3) (93.3) Dividends paid (7.6) (5.4) (2.2) Proceeds of issue of share capital 11.0 0.4 10.6 Net increase/(decrease) in cash and cash equivalents 22.9 (98.0) 120.9 Cash and cash equivalents at beginning of period 271.0 388.4 (117.4) Effect of foreign exchange rate changes 0.3 (0.8) 1.1 Cash and cash equivalents at end of period 294.2 289.6 4.6 Page 15 csr

Q3 Litigation update CSR will continue to take steps that we believe are in the overall interests of CSR and CSR?s stockholders. See public filings for more information concerning CSR litigation. On 12 July 2012 and following a trial hearing 23 May through 25 May, the Administrative Law Judge (ALJ) issued his Initial Determination in Freescale?s ITC case no. 786 re digital TV integrated circuits. The ALJ concluded there was no violation by CSR/Zoran based upon multiple legal defences presented by CSR. Freescale?s ITC case no. 822 had been scheduled for trial in September 2012, however CSR?s motion to dismiss this case has been accepted by the ITC and the case has been terminated in its entirety. Freescale has indicated it will not object to this ruling in the second ITC case against CSR, and this case is now concluded. Multiple patent cases in US District Court with Freescale are in various stages with no trial dates set and none likely to be tried in next 12 months. Multiple patent cases (including requests for indemnification) with Bandspeed had been ongoing, including a trial in US District Court in Texas scheduled for Q1 2013; CSR asserted CSR patents as well as unfair practices complaints against Bandspeed et. al. As of 18 Oct 2012 all litigation between Bandspeed and CSR has been successfully settled, with CSR obtaining a license to all patents in suit, a ten year going forward covenant not to sue from Bandspeed on any after acquired patents, covering all CSR products and technology. Other cases ongoing per 2011 Annual Report and Financial Statements: Azure and Tri-County Excelsior Foundation, Mosaid, HSM Portfolio and Technology Property Limited, and Advanced Processor Technologies. Full provision has been made in the Q3 numbers for the Bandspeed settlement. No provision has been recorded for any of the ongoing cases above as cash out flow has not been deemed probable as of the date hereof. Page 16 csr

Company Structure and Financial Metrics

New business reporting structure Structure change reflects the strategy and simplifies modeling Old New Auto —Automotive Auto —PND V&M Home Consumer Mobile —Camera —Handset Legacy Legacy Not to scale PND now too small to warrant separate Product Line V&M now large enough to be broken out of Home Camera more appropriately reported in Consumer All handset connectivity and location components moved to Legacy. Indoor location platforms are in Consumer Page 18 csr

Revenue profile of the ongoing Core business 1020.2 845.1 800.6 m) $ 601.4 $650.0 ( $461.5 $517.9 Revenue $291.5 $48.3 $131.3 Legacy Product $309.9 $339.1 Group going $278.9 $238.9 forwards 2009 2010 2011 LTM Handset LPG Ongoing Core Business Note: The „Ongoing Core Business? revenues have been restated from those previously reported in Q2 2012. Handset location (component) revenues, previously included within the Consumer business line, are now included as part of revenues from handset. Page 19 csr

Breakdown of Q3 revenue Q2 2012 18% 33% 22% 27% Q3 2012 19% 33% 20% 28% Voice & Music Auto Consumer Legacy Page 20 csr

Revenue growth metrics ?TAM expected to grow 11% CAGR 2012 2017 ?For Q4 2012 and overall 2013 expect core to grow approximately in line with overall market forecast growth ?Core revenue: – Auto: Good growth driven by Automotive Infotainment business – V&M: Continuing growth driven by wireless sound bars and speaker boxes – Consumer: Growth from Bluetooth Smart and Next-generation Location but reduction in overall revenues in 2013 Legacy Product revenue: – expect to decline by 50% 2013 compared to 2012 – only residual revenue in 2014 Page 21 csr

Financial metrics ?We expect our ongoing Core business gross margins to be between 55% and 60% ?Expect total underlying costs of $ 390m—$410m during 2013 ?Around 60% of underlying operating costs are R&D and 40% SG&A – All of our R&D investment will be dedicated to our Core business. – SG&A costs are allocated proportional to revenue, between core and LGP. – Expect LPG costs to decline in proportion to revenue. ?Expect tax rate of around 20% to remain, with minimal cash tax 2012-14 Page 22 csr

Third quarter summary and outlook Joep van Beurden, Chief Executive Officer

Summary Strong business performance Platform revenue 61% of total in Q3 2012 (Q3 2011: 51%) Samsung transaction completed 4 October 2012 Up to $285m tender offer expected in Q4 2012 Expected fourth quarter revenues in the range $235-255m Page 24 csr

Q & A Joep van Beurden, CEO | Will Gardiner, CFO